Exhibit 99.1

VMware Announces Executive Changes

Maurizio Carli Promoted to Executive Vice President, Worldwide Sales

Expanded Roles for Ray O’Farrell and Sanjay Poonen

Carl Eschenbach to Transition to Strategic Advisor for VMware Board and Executive Team

PALO ALTO, Calif., March 1, 2016 — VMware, Inc. (NYSE: VMW), a global leader in cloud infrastructure and business mobility, today announced the appointment of Maurizio Carli to executive vice president, worldwide sales. Carl Eschenbach, president and chief operating officer, has resigned from his operational role to pursue a new career opportunity. Eschenbach will continue formally as strategic advisor to CEO Pat Gelsinger, the VMware Board of Directors and the executive team.

Eschenbach’s current responsibilities will be assumed by other members of VMware’s leadership team:

•	Maurizio Carli has been promoted to executive vice president, worldwide sales, responsible for for Americas, APJ and EMEA as well as pre-and post-sales engineering, and all worldwide channels. Carli most recently led VMware’s Americas region overseeing strategic planning, business operations and the management of key functions including sales, channels, services and field marketing. Prior to the Americas role, Carli spent seven successful years leading the VMware EMEA region. Carli also spent five years at Business Objects as senior vice president and general manager, EMEA, and 19 years at IBM.

•	Peter McKay will lead the Americas field organization moving forward. McKay most recently led the Americas Enterprise Segment and previously was COO for the Americas. He joined VMware as part of the Desktone acquisition in 2013.

•	Ray O’Farrell has been promoted to executive vice president and will be expanding his role as chief technology officer and chief development officer to include responsibility for VMware’s Global Services and Support, giving O’Farrell purview over VMware’s entire customer product experience. O’Farrell has enjoyed a distinguished career as an engineer and software developer, including leadership positions with Mentor Graphics and Improv Systems. He joined VMware in 2003 and has led VMware engineering for many years, primarily focused on cloud infrastructure and VMware’s software-defined data center portfolio.

•	Sanjay Poonen, executive vice president and general manager, End-User Computing, will expand his role to also lead the company’s worldwide marketing and communications functions. Poonen joined VMware in 2013 to lead the End-User Computing business, and previously held executive and general management positions at SAP, Symantec, Informatica, and engineering roles at Apple, and Microsoft.

“With the executive changes we are making today, as well as the recent addition of Zane Rowe as our new CFO, we are well positioned to continue helping our customers transition to the mobile-cloud era,” said Pat Gelsinger, chief executive officer, VMware

“Carl Eschenbach has had significant impact on the company since the day he joined VMware 14 years ago,” added Gelsinger. “On behalf of VMware employees everywhere, I thank Carl for his many contributions in making VMware the great company it is today. We wish him all the best in his next endeavour, and I am personally thrilled he will be serving as a strategic advisor moving forward.”

“Today, as I share a very personal decision to start a new journey for my family and me, I thank VMware for all of the opportunities it has afforded me,” commented Carl Eschenbach, president and chief operating officer, VMware. “As I transition into the role of strategic advisor for a company I have been a part of for over 14 years, I see incredible opportunities that lie ahead for VMware and for our customers. Having worked with Maurizio Carli for the last seven years, I have tremendous confidence in his ability to lead VMware’s global sales team.”

As previously announced, Rowe started as chief financial officer today. All other executive changes are effective April 1, 2016.

About VMware

VMware is a global leader in cloud infrastructure and business mobility. Built on VMware’s industry-leading virtualization technology, our solutions deliver a brave new model of IT that is fluid, instant and more secure. Customers can innovate faster by rapidly developing, automatically delivering and more safely consuming any application. With 2015 revenues of $6.6 billion, VMware has more than 500,000 customers and 75,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

Media Contact:

Michael Thacker

VMware Global PR

mthacker@vmware.com

650-427-445